Exhibit 99.2

TRIMERIS, INC.

2Q 2007 Earnings Conference Call Transcript

Moderator: Larry Hill

August 9, 2007

4:00 pm CT
Operator:

Good afternoon and welcome to the Trimeris Second Quarter 2007 Earnings Conference Call. This conference call may contain projections, estimates, and other forward looking statements that involve a number of risk and uncertainties including those discussed in Trimeris filings with the Securities and Exchange Commission.

Among the factor, that could cause actual results to differ materially are the following. There is uncertainty regarding the success of our research and development activities, regulatory authorization, and product commercialization.

The results of our previous clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture, and may cause unexpected side effects.

For a complete description of these risks, see Trimeris Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and the company's periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections.

The following information presented during this call represents management's current judgment on the future direction of the company's business. Such risk and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward looking statements to reflect events or circumstances arising from after the date here of. I'll now turn the call over to Mr. Larry Hill, acting President and Chief Operator Officer.

Larry Hill:

Good afternoon. Thank you for being with us for our second quarter 2007 earnings conference call. Joining me on the call today are several members of the Trimeris senior management team.

There are three key messages that we want to convey to you on this call today. And we will provide more details surrounding each of them later in the call. First we are very pleased to have reported quarterly earnings of 21 cents per share on quarterly revenues of $9.1 million.

Second we have continued to strengthen our cash position by $10.3 million this year to $58.9 million from $48.6 million at December 31, 2006. And finally, we want to update you on our next generation fusion inhibitor program. I'll now give you more details of our financial results.

For the second quarter of 2007, we recorded net income of $4.7 million or 21 cents per share compared to a loss of $334,000, or a loss of 2 cents per share, in the second quarter of 2006. This positive result was primarily driven by an increase in FUZEON sales of which I will elaborate in a few minutes and a decrease in our operating expenses.

For the first half of 2007, we recorded net income of $12.8 million or 58 cents per share, compared to a loss of $762,000 or a loss of 4 cents per share in the second half of 2006. On the last conference call I mentioned two, one-time events that impacted our results for the first quarter.

Those one time events were the acceleration of revenue recognition for past milestone payments received from Roche and the recording of a one time expense associated with a reduction in force.

Excluding milestone revenue and reduction in force expenses, we would have recorded net income of $8 million or 36 cents per share compared to a loss of $2.9 million or a loss of 13 cents per share in the first half of 2006.

Worldwide net sales of FUZEON for the second quarter of 2007 were $62 million, an increase of 8% from $57.2 million in the second quarter of 2006. Net sales of FUZEON in United States and Canada for the second quarter of 2007 were $32.9 million, up 6% from $31.1 million in the second quarter of 2006.

Net sales of FUZEON outside of the United States and Canada for the second quarter of 2007 were $29.2 million, an increase of 11% from $26.2 million in the second quarter of 2006. Net sales of FUZEON for the first half of 2007 were $126.3 million an increase of 12% from... (excuse me)... $112.7 million in the first half of 2006.

Net sales of FUZEON in the United States and Canada for the first half of 2007 were $62.2 million up 6% from $58.5 million in the first half of 2006. Net sales of FUZEON outside the United States and Canada for the first half of 2007 were $64.1 million an increase of 18% from $54.2 million in the first half of 2006.

Our cash position increased by $10.3 million to $58.9 million as of June 30, 2007 compared to $48.6 million at December 31, 2006. Turning to our next generation HIV fusion inhibitor, or NGFI, program, as we stated in the press release, in pre-clinical studies TRI-1144 has demonstrated excellent antiviral pharmacokinetic safety and physical properties.

We have adopted a target profile, excuse me, a target product profile of a convenient low volume once per day injection delivered by a pre-filled auto injector with minimal to no injection site reactions. In addition the target product profile for TRI-1144 seeks to retain the excellent systemic safety profile of FUZEON.

Future line extensions or modifications to the current target product profile could include less frequent than once per day dosing. The TRI-1144 pre-clinical safety program is ongoing with an IND filing plan for the first half of next year followed shortly by a comprehensive Phase I/II clinical study that we anticipate will provide key data to support our target product profile.

And lastly, as a convenience to our investors, we would like, excuse me, we would again like to comment on our outlook for 2007. Our outlook is based on a number of factors which are subject to certain risks and assumptions that are more fully described in our filings with the Securities and Exchange Commission.

For a discussion of the risks and uncertainties associated with these forward looking statements, please refer to the Trimeris safe harbor statement that was read at the beginning of this call. At this time, we reiterate our previous outlook that total worldwide net sales of FUZEON will show modest top line growth in 2007 compared to 2006.

Also Trimeris forecasts its 2007 operating expenses both research and development and general and administrative costs will be comparable to those incurred in 2006. In summary we are pleased with our financial performance this quarter. Thank you for listening. And we will now take your questions.

Operator:	At this time if you would like to ask a question, please press star one on your telephone keypad. And your first question comes from Meg Malloy with Goldman Sachs.
Meg Malloy:

Great thanks guys. I have a few questions if I may. One is, could you describe what you anticipate in terms of the competitive landscape for FUZEON with Maraviroc approval?

And then secondly, on the next generation could you walk through (unintelligible) manufacturing and, you know, how with maybe a little bit more precision to the extent you can it would be different from FUZEON? And then I guess (unintelligible) think it is do you have an injection system that would obviate the ISRs and (unintelligible)? Thanks a lot.

Larry Hill:	Sure thanks Meg. I think I heard three questions. I'll start with the competitive landscape and the Maraviroc approval and I'll ask (Michael Greenberg) to address that.
Michael Greenberg:

Hi Meg. Thanks for the question. Our outlook on the competitive landscape as it related to Maraviroc is that it's really very early. As you know, they just received approval earlier this week. Our understanding is that they won't have drug available for sale until September so we really haven't had a chance to see what's going to happen in the market place.

And we're certainly watching that closely. The data to date that Pfizer has and has shown suggests that on the one hand Maraviroc is active and patients with R5 virus those are in the treatment experience patient space that's about 50% of patients that would potentially qualify based on results from a number of studies.

And that there are benefits to combining that with FUZEON as well as it shows activity combined with other agents. And so we'll just have to see how that plays out in the market place. It's really just too early for us to speculate on that. Overall we think it may be neutral.

Larry Hill:	I think the second question was to comment on the manufacturing of 1144 and how it might differ from the experience we had with FUZEON. And I'll ask Carol Ohmstede to address that.
Carol Ohmstede

Meg, I have a quick question for you on this. Are you focusing specifically on manufacturing? Or are you thinking more about the overall target profile on 1144?

Okay well I'll speak to the manufacturing and then maybe we'll go on to the overall profile.

From a true manufacturing perspective as far as making the active ingredient, we believe that 1144 will be fairly similar to FUZEON as a peptide of similar length. Its 38 amino acids versus 36. All of the reagents are similar to those that we use in FUZEON and so we think we already started off with a good cost of goods advantage from where we're starting now.

Moving to the rest of the target profile, our view of 1144, because of the physical properties that it has, is that we'll be able to - we hope to be able to have a stable solution formulation that will be given to the patient in a pre-filled syringe that will fit in some type of auto-injector device.

Now it's very early days in looking at these devices but we believe with given what's already out there in the insulin field that we'll be able to look for a multi-use device that will be able to make the administration of 1144 very simple for the patient.

We also believe that the - it will maintain the at least as good a potency profile as FUZEON has in the clinic if not better. And we believe from our pre-clinical data that the genetic barrier to resistance may actually be improved over FUZEON.

From the ISR perspective which I think is what you're third question or part of the question was. We have done some pre-clinical work with 1144 and at this point we are very encouraged by the data that we see in our various animal models. Obviously until we get into patients and evaluate 1144 there we won't have a clear answer. But we will be looking at that in our first clinical study. We also believe that having a device that controls the administration of 1144 to the subcutaneous space will help and help to ameliorate any injection site reaction.

Larry Hill:	Meg, I don't know if that's all on point. But do you have any other questions? She must have dropped off.
Operator:	Your next question comes from Sharon Seiler with Punk Ziegel and Company.
Sharon Seiler:

Good afternoon. Actually, I had a follow up question on the target profile for TRI-1144. I know in the past the company has discussed follow on compounds that could be administered as you know as infrequently as once a week. And I guess that once a day is quite a bit different than once a week.

Can you just, you know, address why is it not - is it (unintelligible) not, excuse me, not compatible with less frequent dosing? And would it, you know, are you working on a formulation or administration that could be used less frequently?

Larry Hill:	Sure, Carol will field that one.
Carol Ohmstede:

Hi. Yes a couple of things here. We believe that the once a day formulation that we're going after for 1144 will be superior and address a lot of the obstacles that FUZEON currently has in the market.

As we go through the development program of 1144 we will continue to evaluate other options for delivery and for less frequent dosing as we go through that. But we view those as possible line extensions.

The fastest way to the clinic for an injectable drug is going to be the route that we're taking. And quite often historically sustained released formulations come in as line extension. And that is why we've decided to go down the route we're going.

Sharon Seiler:	And what would you say at this point are the technical barriers to getting a sustained release text formulation?
Carol Ohmstede

I don't know that we have huge technical barriers. I think that we will find out in our first clinical study what we think the dose is that we will need to deliver.

And if we look at a weekly dose, even though we believe the dose will be much less than FUZEON, that will be a challenge in a once weekly formulation.

We have done some work on this in the past. We think it's something that could be achievable. But we think its better off at this point to go straight for a QD formulation that is superior to FUZEON.

Sharon Seiler:	Okay thank you.
Operator:	Your next question comes from Tom Roberts with Noonday Asset Management.
Tom Roberts:

Yes hi. Thanks for taking my question. We're just looking here from a financial perspective and sort of look at the cash flows that you guy can generate over the next several years.

And we're looking at your enterprise value and it seems to us that your enterprise value is significantly below the likely royalty streams that you guys could deliver over the next few years even if FUZEON failed to grow or shrink. So I'm just curious if you or the board is looking at alternative structure for the company or alternative plans given that disconnect.

Larry Hill:	Tom, I'm a little slow. Could you phrase that again for me? I'm not sure what your question is.
Tom Roberts:

Well you have enterprise value of $80 million or something like that and you're able to generate $9 million in revenue without doing much work for that. And so if that was recurrent you could generate your enterprise value very quickly by literally shutting down the company and you would have an enterprise value much greater than what you do today.

So the market is probably giving you negative credit for any kind of going concern or any R&D that you're doing. So in light of the fact that you haven't current trading enterprise value below what you could generate in cash flows or revenues over the next several years. I'm curious if the board or management has considered an alternative structure for the company.

Larry Hill:

Sure. Well let me take a stab at it chronologically. When the company got 1144 back, the company and the board went through a very structured and thorough process to say how best to build value. And we concluded that the current game plan we're pursuing had the greatest opportunity to build value over the long term.

Your comment is, and I think your question is, in the current environment given the current stock price that the market is not recognizing that and you're saying is there an alternative strategy where one might simply as you said shut down the company and milk the cash flow stream.

And that was certainly something that was looked at back in the early part of the year. We are going to have a new board in place within a week. And I think during the fall planning process, as people have said on previous calls, we're always looking at the future to try to build value.

And if at some point in time things swung the way you're talking the board might opt to go that way. But I just can't say today how those discussions are going to go.

Tom Roberts:

Got it. And it's probably better for us to direct the questions to the board. But I'm just wondering with the 13D filer today and other funds I'm wondering if you'll have the time to really, you know, wait before giving the shareholders some direction on the fact that you might consider all of your alternatives. But we'll probably direct those questions to the board.

Larry Hill:	Appropriate. Thank you.
Tom Roberts:	Thank you.
Operator:	Your next question is from Meg Malloy with Goldman Sachs.
Meg Malloy:

Yes sorry. I was on the line I guess, for whatever reason, you couldn't hear me but I guess I don't understand what could make 1144 more efficient, you know, certainly from a manufacturing perspective.

And if that's the case, would you address, you know, how you - what kind of hurdles you would want to get through in order to decide how best to pursue 1144?

Carol Ohmstede:

Hi Meg. This is Carol Ohmstede again. I think - I'm not sure the perception of the manufacturing hurdles that's driving your question. We see with the process work that we've done already in house at Trimeris we're actually making the clinical material and have made our "tox" material. We see a manufacturing process that's going to be as simple or similar to FUZEON. It's - so from that perspective it ought to be quite similar.

Meg Malloy:	Okay.
Carol Ohmstede:

And we have been through this learning curve already certainly at the small scale here at Trimeris. And as we transferred the manufacturing process out to multiple vendors and ultimately obviously the validated process for commercial FUZEON use to Roche Boulder.

So we think we've been through that learning curve and I think we're starting off way ahead of the gate where we deal with T20 and even with T1249. And I'm sorry what was the second question that you had there, the follow up?

Meg Malloy:	Yes. I guess what is different about this next generation with respect to a lower potential to cause injection site reaction?
Larry Hill:	She didn't hear you.
Carol Ohmstede

I'm sorry. Well as far as - we've - a couple of things. First of all we anticipate that the dose of 1144 which will be given daily is going to be less than we need to do with FUZEON. And we will certainly be working to determine that in our first clinical study.

The pharmacokinetic profile also lead us to, from our animal models, lead us to believe that this going to be a - it could be a one - it will be a once daily drug or actually could be dosed less frequently than that.

So I think all of this taken together we believe we're going to have less of a dose, less of a daily dose which would translate into less compounds per year per patient allowing the profitability of 1144 to be greater than FUZEON.

The ISR question, we have done several non -GLP dose range findings studies in rats and monkeys and we are in the middle of our GLP tox program as we speak. And today we haven't seen any injection site reactions from a gross perspective. We do see some slight observations from a micro perspective. So this is very different than we saw with both T20 and 1249 in this stage of the program during our tox studies.

Meg Malloy:	Okay thanks a lot.
Carol Ohmstede:	Sure.
Operator:	Your next question comes from Steve Harr with Morgan Stanley.
Marshall Smith

Hi guys it's actually Marshall in for Steve. I had a few questions maybe following up on one of the previous questions about longer term strategy. Just if you might talk about, you know, how your thinking has evolved on - from the perspective of how far you might push the next generation drug before seeking, you know, to off-load some of the cost to a partner? And then also in terms of a, you know, a permanent management team for the company. And I have a couple of follow ups after that. Thanks.

Larry Hill:

Sure. On the longer term right now all we have is the approved plan for 2007. However in getting 2007 approved with the board we looked out through '08 in terms of R&D expenses and it's a bit of a speculation here in that the '08 plan isn't approved yet.

But I think we have adequate resources and the team in place to get through Phase I and that's a logical juncture point for anyone to look around and decide do you want to partner at that time.

If you look at our cash resources we can go well into Phase II and so, you know, we would not be in distress in making those kind of observations and looking at obtaining additional funding at that time.

In terms of permanent management, you know, that I and Dan Ratto are temporary folks. We serve at the pleasure of the board. And in discussions that we've had with the board to date, you may have seen the contract that was filed. It goes out to the end of '08. And we're just going to take it as it goes and as long as we're adding value and the board wants us here we'll be going forward.

Marshall Smith:	So there's not a permanent CEO search going on right now?
Larry Hill:	That is correct to the best of my knowledge.
Marshall Smith:

All right thanks. And then, you know, as you contemplate, you know, new entrants coming into the space over the next few months how should we think about, you know, operating margins and marketing spend, you know, within the FUZEON collaboration?

You know, has there been thought, you know, of ... or any plans to sort of step up, you know, spending to kind of defend the space or, you know, work FUZEON into new treatment paradigms as this drug launch?

Larry Hill:	In the talks that we've had with Roche they have been actively focused on defending the space for some time. And I think it's already built into the plans that they have in place.
Marshall Smith:	All right and then last thing just a housekeeping question. Does your operating expense guidance that you gave is that inclusive of the reduction in force charge from last quarter?
Larry Hill:	It is all inclusive.
Marshall Smith:	Okay thanks.
Operator:	Your next question comes from Sharon Seiler with Punk Ziegel and Company.
Sharon Seiler:	Yes another follow up. Can you give us some idea of what you would plan to spend on TRI-1144 in 2008 assuming that you do move forward into the Phase 1II trial?
Larry Hill:	I think it would be inappropriate to speculate as to that spend until we've gotten our '08 plan in place and approved by the board.
Sharon Seiler:

I mean you mentioned earlier that this was something that had been discussed when you decided in fact to move forward with the compound. So can you give us even a rough idea of what those figures might be?

Larry Hill:	I just think it would be inappropriate to comment until we have the plan approved.
Sharon Seiler:	Okay.
Operator:	And there are no further questions at this time.
Larry Hill:	Well thank you for participating in our second quarter 2007 earnings conference call. Good day.
Operator:	This concludes today's conference call. You may now disconnect.
END